Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2026 Second Quarter and Six Months Results

Gouverneur, New York, April 21, 2026:  Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the second quarter and six months of fiscal year 2026, ended March 31, 2026.

The Company reported net income of $217,000, or $0.21 per basic and diluted share, for the quarter ended March 31, 2026, compared to net income of $118,000, or $0.11 per basic and diluted share, for the quarter ended March 31, 2025. The Company also reported net income of $504,000, or $0.49 per basic and diluted share, for the six months ended March 31, 2026, compared to net income of $278,000, or $0.27 per basic and diluted share, for the six months ended March 31, 2025.

Summary of Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by other factors including, but not limited to, general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased by $0.2 million, or 0.10%, from $198.5 million at September 30, 2025 to $198.3 million at March 31, 2026.  Securities available for sale decreased $1.6 million, or 3.84%, from $40.9 million as of September 30, 2025, to $39.3 million as of March 31, 2026. The decrease was primarily due to principal paydowns and proceeds received from maturities and sales, partially offset by reinvested proceeds and an increase in the market value of the Bank’s securities portfolio due to fluctuations in market rates. Net loans increased by $0.7 million or 0.53%, from $131.5 million at September 30, 2025 to $132.2 million at March 31, 2026.  The Bank recorded a $5,000 provision for credit loss for the three months ended March 31, 2026, primarily related to residential real estate, compared to no provision for credit loss recorded during the same period in the prior year. The Bank recorded a $18,000 provision for credit loss during the six months ended March 31, 2026, compared to a $15,000 provision for credit loss recorded during the same period in the prior year.

Deposits increased $5.2 million or 3.36%, to $160.0 million at March 31, 2026 from $154.8 million at September 30, 2025 due to seasonal activity from commercial and municipal deposit relationships. At March 31, 2026, the Company held $1.0 million in advances from the Federal Home Loan Bank of New York (the “FHLBNY”), compared to $7.0 million in FHLBNY advances at September 30, 2025. The Bank did not hold any brokered deposits at either March 31, 2026 or September 30, 2025.

Shareholders’ equity was $32.7 million at March 31, 2026, representing an increase of 1.94% from the September 30, 2025 balance of $32.1 million. The increase in shareholders’ equity was primarily a result of a $0.3 million increase to the market value of the securities portfolio included in accumulated other comprehensive loss, as well as increase in net income. The increase in shareholders’ equity was partially offset by the repurchase of common stock, which was returned to authorized but unissued status by the Company, and by the declaration and payment of dividends. The Company declared cumulative dividends of $0.09 per share totaling $94,000 during the six months ended March 31, 2026, paid on November 17, 2025.  The Company’s book value was $30.86 per common share based on 1,060,694 shares issued and outstanding at March 31, 2026. The Company’s book value was $30.55 per common share based on 1,050,945 shares issued and outstanding at September 30, 2025.

Total interest income increased $87,000, or 4.07%, from $2.1 million for the quarter ended March 31, 2025 to $2.2 million for the quarter ended March 31, 2026 due to an increase in loan income, partially offset by a decrease in interest income from investments in taxable securities. For the six months ended March 31, 2026, total interest income increased $161,000, or 3.74%, from $4.3 million for the six months ended March 31, 2025 to $4.5 million. Interest income on loans increased $143,000, or 8.51%, from $1.7 million for the quarter ended March 31, 2025 to $1.8 million for the quarter ended March 31, 2026. For the six months ended March 31, 2026, interest income on loans increased $276,000, or 8.18%, from the same period in fiscal 2025 due to an increase in loan volume origination and loan repricing.

Total interest expense decreased $14,000, or 3.59%, from $390,000 for the quarter ended March 31, 2025 to $376,000 for the quarter ended March 31, 2026. For the six months ended March 31, 2026, total interest expense decreased $4,000, or 0.51%, from $791,000 for the six months ended March 31, 2025 to $787,000. Interest expense on deposits decreased $51,000, from $390,000 for the quarter ended March 31, 2025 to $339,000 for the quarter ended March 31, 2026. For the six months ended March 31, 2026, interest expense on deposits decreased $104,000, from $791,000 for the six months ended March 31, 2025 to $687,000. Interest expense on FHLBNY borrowings was $37,000 and $100,000 for the three and six months ended March 31, 2026, respectively, compared to no interest expense on FHLBNY advances for the three and six months ended March 31, 2025. The decrease in total interest expense for the three and six months ended March 31, 2026 was due to the decrease in retail deposit rates, consistent with decreases to the federal funds rate, as compared to the respective prior periods, partially offset by an increase in interest expense on FHLBNY advances.

Net interest margin, which represents net interest income as a percentage of average interest-earning assets, was 4.22% and 4.06% for the quarters ended March 31, 2026 and 2025, and 4.14% and 4.02% for the six months ended March 31, 2026 and 2025, respectively. Net interest margin increased primarily due to an increase in net interest income.

Non-interest income increased $18,000, or 8.65%, from $208,000 for the quarter ended March 31, 2025 to $226,000 for the quarter ended March 31, 2026. The increase is primarily due to an $11,000 increase in service charge income and a $2,000 gain on sale of available for sale securities during the quarter ended March 31, 2026. For the six months ended March 31, 2026, non-interest income increased $119,000, or 26.33%, from $452,000 for the six months ended March 31, 2025 to $571,000. The increase is primarily due to a $103,000 gain recognized from a bank-owned life insurance death benefit received during the first quarter of fiscal 2026.

Non-interest expense decreased $5,000, from $1.9 million for the quarter ended March 31, 2025, to $1.8 million for the quarter ended March 31, 2026. The total decrease included a $33,000 decrease in salaries and employee benefits due to staffing changes over the prior year offset primarily by a $29,000 increase in building and occupancy expense. For the six months ended March 31, 2026, non-interest expenses increased $14,000 compared to the same period in fiscal 2025. This included a $47,000 increase in building, occupancy and equipment expenses due to higher utility costs and increased snow removal expenses during the winter season. Foreclosed asset expenses decreased $25,000 to a net benefit of $24,000 for the six months ended March 31, 2026, compared to a net expense of $1,000 for the six months ended March 31, 2025. The change was primarily due to a favorable fair value adjustment on a foreclosed property and the sale of a different foreclosed property during the six months ended March 31, 2026.

Financial and Operational Metrics (GAAP) – The following information is unaudited and preliminary and based on the Company’s current data available at the time of presentation and is subject to change.

	As of	As of
	3/31/2026	9/30/2025

	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$5,972	$4,659
Securities Available-for-Sale	39,358	40,931
Loans Receivable, Net of Allowance for Credit
Losses and Deferred Loan Fees	132,205	131,504
Premises and Equipment, Net	2,988	2,904
Goodwill and Intangible Assets	5,369	5,531
Accrued Interest Receivable and Other Assets	12,433	12,999
Total Assets	$198,325	$198,528

Liabilities and Shareholders’ Equity
Deposits	$159,987	$154,780
FHLB Advances	1,000	7,000
Accrued Interest Payable and Other Liabilities	4,606	4,640
Total Liabilities	165,593	166,420

Common Stock	11	11
Additional Paid in Capital	6,309	6,514
Unearned Common Stock held by ESOP	(463)	(501)
Retained Earnings	29,382	28,972
Accumulated Other Comprehensive Loss	(1,870)	(2,187)
Authorized but Unissued Stock	(637)	(701)
Total Shareholders’ Equity	32,732	32,108
Total Liabilities and Shareholders’ Equity	$198,325	$198,528

	For the Three Months Ended		For the Six Months Ended
	3/31/2026	3/31/2025	3/31/2026	3/31/2025

	(In Thousands except per share data)
	(unaudited)
Statement of Earnings
Interest Income	$2,224	$2,137	$4,464	$4,303
Interest Expense	376	390	787	791
Net Interest Income	1,848	1,747	3,677	3,512

Provision for Credit Loss	5	—	18	15
Net Interest Income After Provision for Credit Loss	1,843	1,747	3,659	3,497

Non-interest Income	226	208	571	452
Non-interest Expenses	1,848	1,853	3,702	3,688

Income Before Income Tax Expense (Benefit)	221	102	528	261
Income Tax Expense (Benefit)	4	(16)	24	(17)
Net Income	$217	$118	$504	$278

Performance Ratios
Basic and Diluted Earnings per Share	$0.21	$0.11	$0.49	$0.27
Annualized Return on Average Assets	0.44%	0.24%	0.50%	0.28%
Annualized Return on Average Equity	2.68%	1.52%	3.11%	1.74%
Net Interest Margin	4.22%	4.06%	4.14%	4.02%

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals.  At March 31, 2026, Gouverneur Bancorp, Inc. had total assets of $198.3 million, total deposits of $160.0 million and total stockholders’ equity of $32.7 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as on general economic and financial market conditions; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on

Form 10-K for the year ended September 30, 2025 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Stephen Jefferies, President and Chief Executive Officer at (315) 287-2600.